Exhibit 99.1

For Immediate Release:	April 11, 2022

Simmons First National Corporation Completes Acquisition and Conversion of

Spirit of Texas Bancshares, Inc.

Acquisition more than doubles our size and scale in the Lone Star State while establishing a platform for growth in Houston, Austin, San Antonio, Corpus Christi and Bryan-College Station

PINE BLUFF, Ark. – Simmons First National Corp. (NASDAQ: SFNC) (Simmons) announced today that it has completed the acquisition of Spirit of Texas Bancshares, Inc. (Spirit), the parent company of Spirit of Texas Bank SSB, based in Conroe, Texas, effective April 8, 2022. A definitive agreement to acquire Spirit was previously announced on November 19, 2021, with Spirit’s shareholders approving the transaction in February 2022.

As a result of the acquisition, Spirit of Texas Bank SSB was merged into Simmons Bank (the subsidiary bank of Simmons), with Simmons Bank as the surviving institution. Conversion of technology systems and customer accounts for Spirit of Texas Bank SSB were completed over the weekend, with former Spirit of Texas Bank SSB branches opening under the Simmons Bank name on Monday, April 11.

“Our acquisition of Spirit further enhances the size and scale of our Texas franchise and positions us to increase shareholder value over time by bringing our broad array of products, services and leading-edge digital capabilities to new markets and clients,” said George A. Makris, Jr., chairman and CEO of Simmons. “We are grateful to the hundreds of associates across the combined organization who have worked tirelessly to help achieve this milestone in less than five months. With a shared commitment to serving our customers and supporting the communities where we live and work, we are well positioned to capture future growth in the Lone Star State.”

Spirit ranked among Fortune’s 2021 100 Fastest-Growing Companies. With the completion of this acquisition, Simmons has approximately $28 billion in assets, $14.3 billion in loans and $22.1 billion in total deposits based on data as of December 31, 2021. In Texas, the addition of Spirit will more than double Simmons’ size and scale with footings totaling approximately $4.8 billion in loans and $4.9 billion in deposits based on data as of December 31, 2021, while increasing the number of branches to 57, located primarily in the fast-growing Texas Triangle.

P.O. BOX 7009 501 MAIN STREET PINE BLUFF, ARKANSAS 71611-7009 (870) 541-1000 www.simmonsbank.com

Under the terms of the definitive agreement, each share of Spirit common stock was converted into 1.0016722 shares of Simmons common stock, with cash paid in lieu of fractional shares and to cash out Spirit stock options and warrants that were outstanding immediately prior to the effective time of the merger.

Simmons First National Corporation

Simmons First National Corporation (NASDAQ: SFNC) is a Mid-South and Texas based financial holding company that has paid cash dividends to its shareholders for 113 consecutive years. Its principal subsidiary, Simmons Bank, operates more than 200 branches in Arkansas, Kansas, Missouri, Oklahoma, Tennessee and Texas. Founded in 1903, Simmons Bank offers comprehensive financial solutions delivered with a client-centric approach. Simmons Bank was named to Forbes list of “America’s Best Banks” in 2022 and was recently named to Forbes list of “World’s Best Banks” for the third consecutive year. Additional information about Simmons Bank can be found on our website at simmonsbank.com, by following @Simmons_Bank on Twitter or by visiting our newsroom.

Forward-Looking Statements

Statements in this press release that are not based on historical facts should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including, without limitation, statements made in Mr. Makris’s quotes, may be identified by reference to future periods or by the use of forward-looking terminology, by future conditional verbs, or by variations of such words or by similar expressions. These forward-looking statements include, without limitation, statements relating to Simmons’ future growth, products and services, lending capacity and lending activity, digital banking initiatives, Simmons’ ability to recruit and retain key employees, branch closures and branch sales, and the ability of Simmons to manage the impact of the COVID-19 pandemic. Any forward-looking statement speaks only as of the date of this press release, and Simmons undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this press release. By nature, forward-looking statements involve inherent risks and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand, difficulties in integrating acquired institutions, the effects of the COVID-19 pandemic, including the effectiveness of vaccination efforts and developments with respect to COVID-19 variants, on, among other things, Simmons’ operations, liquidity, and credit quality, and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Forward-looking statements regarding the aforementioned merger and Simmons are based on currently available information, and actual results could differ materially from the statements made. Additional information on factors that might affect Simmons’ future performance is included in its Form 10-K for the year ended December 31, 2021 and other filings, which have been filed with and are available from the U.S. Securities and Exchange Commission.

Investor and Media Contact

Ed Bilek

EVP, Director of Investor and Media Relations

ed.bilek@simmonsbank.com

501.263.7483 (office)

205.612.3378 (cell)